                                                                      EXHIBIT 13


                             [iDINE NEWSLETTER]



[iDINE LOGO]

                                                        CONTACT: Susan Schneider
                                                                  (847) 438-4466
                                                            sschneider@iDINE.com

FOR IMMEDIATE RELEASE


        NEW INTERNET VENTURE REDEFINES DINING -- FIRST TO INTRODUCE YIELD
                 MANAGEMENT AND FREQUENT DINING LOYALTY PROGRAMS
                                 FOR RESTAURANTS
                          CHICAGO FIRMS LEAD INVESTMENT

          (CHICAGO, May 2, 2000) - iDine.com announced today that it is establishing a new internet dining venture that will redefine the way restaurants attract customers and the way consumers choose restaurants. Chicago-based Minotaur Partners is the lead investor in the new entity.

         "Applying the same fundamental principles that changed the airline industry, iDine.com intends to transform the restaurant industry by offering dynamic promotions, yield management and loyalty tools to drive incremental business," says Greg Robitaille, president and chief executive officer for iDine.com. "Similarly, it will become to diners what frequent flyer programs have become to air travelers," he adds.

         iDine.com is designed to enable restaurant operators to fill empty tables by delivering restaurant-controlled promotions and incentives to consumers. The unique service will also enable each restaurant to leverage its existing credit card processing system, track dining activity, and seamlessly deliver rewards to consumers. Unlike other online dining tools, iDine.com's compensation will be performance-based; restaurateurs will pay only when consumers dine in their restaurants. iDine.com's comprehensive website will let consumers browse restaurant listings based on varying criteria, make online reservations, and earn never-before-offered rewards from dining at participating restaurants.


                                     (MORE)
iDINE.COM
PAGE 2

RESTAURANTS SET REWARDS TO FILL EMPTY TABLES, MARKET TO CONSUMERS

         The iDine.com concept is to increase restaurant revenues by providing variable pricing, yield management and customer relationship management (CRM) tools and solutions. In doing so, the company will:


         - let restaurants continuously adjust rewards based on demand conditions, and place control of the consumer offering directly into the hands of the restaurateur;

         - offer restaurants the ability to fill empty seats during typically under-performing day parts; and

         - allow restaurants to target-promote to selected customer segments and engage in one-to-one marketing.

Each restaurateur will set the parameters for the variable incentives offered through iDine.com and simply "post" the desired level of incentives using phone, fax, email or through iDine.com's secure web site.

COMPREHENSIVE REWARDS-BASED DINING SITE FOR FREQUENT DINERS

         As the most extensive internet resource for up-to-date dining information, iDine.com intends to be a trusted advisor to frequent diners by providing fine and casual dining restaurant listings; the ability to search based on varying criteria (i.e., cuisine, location, price); restaurant profiles (menus, photos, average cost); ratings and reviews; directions and mapping assistance; online reservation capabilities; and dynamic promotions and special offers. Consumers will choose from a variety of reward types including iDine.com-branded loyalty program "points," frequent flyer miles, restaurant gift certificates, and cash-off dining. The website will empower frequent diners by offering a mechanism to provide feedback to restaurants based on their dining experiences.

iDINE.COM CORPORATE STRUCTURE, SPONSORSHIP AND MANAGEMENT

         iDine.com is a wholly owned subsidiary of Transmedia Network, Inc., a leader in dining savings programs. iDine.com will operate independently but will have access to Transmedia's offline assets and capabilities - its merchant base of more than 10,000 restaurants, its more than


                                     (MORE)
iDINE.COM
PAGE 3

2.5 million card members, and its proprietary credit card transaction processing platform - providing an established initial audience base and enabling it to deliver restaurant-controlled incentives to consumers seamlessly.

         Chicago-based investor Minotaur Partners will fund iDine.com initially. "The Transmedia/iDine.com opportunity seemed to us to be a highly logical `clicks and mortar' business strategy that we think is very significant," said Bill Lederer, chairman and chief executive officer of Minotaur Partners. iDine.com will receive additional financing from Merchant Partners and Sam Zell's Equity Group Investments.

         The sale of shares and warrants will be consummated in two steps of $4 million initially and $6 million subject to near-term shareholder approval.

         Robitaille, who previously served as managing director for Equity Group Investments, and worked closely with Transmedia management during the past two years, will lead iDine.com's dedicated management team. Most recently, he managed the successful integration of the Dining a la Card operation into Transmedia.

ROLLOUT  UNDERWAY;  3Q SITE LAUNCH PLANNED

         iDine.com plans aggressive sales and marketing efforts aimed at both restaurants and consumers, to include trade and consumer online and offline initiatives, direct sales and marketing campaigns aimed at Transmedia members and merchants, affiliate programs with online portals and rewards partners, and national sales consultants in top markets. The company expects to launch its new website in the early third quarter.

ABOUT iDINE.COM

         Chicago-based iDine.com, a wholly owned subsidiary of Transmedia Network, Inc. (NYSE: TMN), will offer sophisticated yield management and loyalty reward services to restaurants. For consumers, iDine.com's goal is to become the most reliable and comprehensive rewards-based on-line resource for helping consumers make smart and savvy dining decisions.


                                     (MORE)
iDINE.COM
PAGE 4

ABOUT MINOTAUR

         Minotaur Partners is part of Minotaur Capital Management, Inc., a privately held merchant bank with a focus on Midwest-based, New Economy investments. William A. Lederer, Chairman, CEO and Chief Investment Officer leads the firm, founded in 1987 and located in Chicago, IL. A team of seasoned professionals with extensive operating and investment experience joins Lederer. Minotaur uses a hands-on approach to deliver superior, risk-adjusted returns and successful outcomes for both its investors and portfolio companies. Portfolio companies are selected using Economic Value Investing(SM), Minotaur's rigorous and proprietary evaluation and monitoring process. Additional information about Minotaur and its portfolio companies can be found at www.minotaurpartners.com.

                                      # # #

Any portion of information presented by iDine.com or Transmedia that relates to future plans, events, developments or performance are forward-looking statements. Readers of this document and visitors to our web site are cautioned that all such statements and information involve risks and uncertainties as discussed in detail in the Company's filings with the United States Securities and Exchange Commission. Actual results, events, developments or performances may differ materially. The public is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date posted. The Company undertakes no obligation to post the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances after the date posted in this document or on the web site, or to reflect the occurrence of unanticipated events.